STAAR Surgical Company

First Quarter 2008 Conference Call

May 6, 2008, 5:00 p.m. EDT

Operator:

Ladies and gentlemen, thank you very much for standing by and welcome to the STAAR Surgical First Quarter 2008 Earnings Release Conference Call. At this time, all participants are in a listen-only mode, and later we will conduct a question-and-answer session and instructions will be given at that time. If you should require operator assistance at any time during the call, please press the star followed by the zero on your touch tone phone. As a reminder, this call is being recorded Tuesday May 6th of 2008.

I would not like to turn the conference over to Doug Sherk with EVC Group. Please go ahead sir.

Doug Sherk:

Thank you operator, and good afternoon everyone. Thank you for joining us for the STAAR Surgical conference call to review the financial results for the first quarter of 2008, which ended on March 28, 2008.

The news release announcing the first quarter results crossed the wire this afternoon shortly after the market closed. If you haven’t received a copy of the release and would like one, please call our office at 415-896-6820 and we’ll get one to you immediately.

Additionally, we’ve arranged for tape replay of this call which may be accessed by phone. The replay will become available approximately one hour after the call’s conclusion and will remain available for seven days. The dial in number access to replay is 800-405-2236 or for international callers 303-590-3000. Both numbers will need a pass code of 11099475 [11113294] followed by the pound sign. This call is being broadcast live and an archived replay will also be available. For access to the webcast go to STAAR’s website at www.staar.com.

Before we start, during the course of this call, the company will make projections or other forward-looking statements regarding future events, including statements and beliefs about future sales earnings and other financial items. Any such statement that is not a statement of historical facts is a forward-looking statement, including the plans, strategies, beliefs and objectives of management; expectations for the success of any of our products; the proposed introduction of new products; government approvals or the performance of our foreign subsidiaries; future economic conditions or assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this conference call, and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing; the degree to which the use of the ICL by U.S. doctors will continue to increase; potential delay in introducing new products through the regulatory and development challenges; and our ability to overcome negative publicity resulting from warning letters and other correspondence from the FDA office of compliance. STAAR’s financial condition can be adversely affected by general economic conditions and other factors beyond its control, including those detailed from time to time in its report filed with the Securities and Exchange Commission. STAAR obtains no obligation to update these forward-looking statements to reflect future events or outcomes and does not intend to do so.

Now, I’d like to turn the call over to Barry Caldwell, President and Chief Executive Officer of STAAR Surgical.

Barry Caldwell:

Thanks Doug and good afternoon everyone. Thank you for joining us today to review our first quarter 2008 financial results. With me today is Deborah Andrews, our Chief Financial Officer. After my opening remarks, Deborah will cover the financial highlights of the quarter, and then I will add a few additional comments before we move to any questions you may have.

When we last spoke with you in early March, we closed that call by identifying five key metrics by which you could measure our progress throughout 2008. I’d like to first give you a report on our progress to date, while recognizing that these are measures from which you should see progress each quarter during the year. I should also caution that these are just our first steps, and we must continue to stay focused on our plan and execute throughout the year.

As we also said on our last call, we have heard the concerns from our shareholders that we need to avoid further dilution, and that is why reducing our cash burn quarter by quarter was the very first metric we discussed.

There are two components to cash burn. One is expense control and the other is revenue growth. First, in the area of the expense control, our cost reduction efforts, which are focused on the U.S. operations, have started to generate positive results. Back in March, we noted that our cash burn would be higher for the first half of the year, but the first quarter should be dramatically lower than our cash burn during the first quarter of 2007, and it was. Overall, our cash position declined by less than $400,000 during the first quarter. That compares to a cash usage of 2.7 million in both Q1 of 2007 and Q4 of 2007. Deborah will walk through the various aspects of our cash generation as well as burn from our operations in a few moments.

However, I’d like to note that our operating expenses in the U.S. are down 8% as compared to a year ago. The bottom line is that we’re making progress at reducing the cash burn, but we have to stay focused on our spending and committed to our reduction plans. Based on this progress and our outlook, we continue to believe we’re on track with a plan which does not call for raising additional capital.

The second metric we discussed was continued gross margin improvement. We stated that Japan would help our gross margins and we should start to see the beginning of that impact during Q2, Q3 and Q4. While our gross margin for the first quarter was down as compared to the first quarter of 2007, but that decrease was due to the low margin associated with the step-up of inventory costs that we recognized in the STAAR Japan acquisition, which we anticipated and Deborah will discuss further. If you were to exclude this one-time inventory impact, our gross margin percentage would have increased during the first quarter. We continue to believe we’re on track to improve gross margin quarter-by-quarter over the remainder of 2008.

The third metric we discussed was to continue our strong international revenue growth. Here, it might appear we fell a little short during the first quarter, though the overall growth rate for international revenue was 27%, excluding Japan, growth was about 8% over the first quarter of 2008. We continue to expect to achieve our full year goal of international revenue growth without Japan that matches or exceeds the level of 2007. It’s important to note that Easter in Europe takes nearly a week out of the selling cycle, and this year Easter was observed in the first quarter while last year it was celebrated in the second quarter. So, while our first quarter international revenue growth outside of Japan looks relatively low, we believe comparable second quarter revenue growth should reflect progress. In fact, we had a very strong April internationally.

Our fourth metric was to achieve sales from STAAR Japan in excess of $12 million and we believe we’re on track to achieve that goal. Integration has gone well and this remains to be David Bailey’s number one focus.

Finally, the fifth metric we discussed was to grow Visian ICL™ sales in the U.S., as compared to the decrease which occurred during 2007. As we highlighted in this afternoon’s press release, U.S. Visian ICL sales were up 9.2% as compared to the first quarter of 2007. Yes, the growth rate slowed a bit during March, because it was at double digits when we spoke with you early in that month. The main reason for that slowdown in growth rate was our resistance to pulling in bulk orders, which we had traditionally experienced during the third month of each quarter. We’re very pleased that the Visian ICL has shown good growth in each of the first four months of this year, particularly given the industry reports that refractive procedures have declined anywhere from 10 to 20%, and the clear softness in the U.S. economy.

There was very strong interest in the Visian ICL at the recent ACS – ASCRS meeting during early April and we have clearly seen sales increasing at a higher rate than what we experienced during the first quarter. This strong momentum building for the Visian ICL in the U.S. has been created by several dynamics in our favor. The product has been featured on major television networks such as ABC News in San Francisco and Phoenix, and the FOX news channels in Detroit and Orlando during the past several weeks. In addition, the NBC Today Show’s coverage of live bilateral surgery in an office suite during March continues to create patient interest and open doors.

Visits to our website www.visianinfo.com have more than doubled in March and April as compared to the prior year. Later today is the second webinar in our nine part ICL growth program series. The topic for the second part is my internal marketing secrets to cost effectively gaining more patients. The first topic focused on how to use the doctor’s website to generate patient interest in the ICL. This program is being hosted by Dr. Brian Boxer Wachler.

Our new ICL organization has now been in place for six months and is operating more effectively each week. We also believe that Visian ICL was benefiting from the recent media attention on the LASIK procedure and the potential and actual complications associated with that procedure.

During the FDA panel meeting on this topic, there was discussion that perhaps up to 25% of the patients who have received LASIK therapy would have been better served if they had not received the procedure. The majority of those patients, which in terms of numbers would represent somewhere between 300,000 and 375,000 patients annually, would appear to be excellent candidates for the Visian ICL. Our sales team is focused on helping doctors identify those patients, which is a key part of our Visian ICL growth strategy for the U.S.

To summarize, we’re making at what this time is excellent progress on these key performance standards. We are getting some positive traction from our efforts but we have to remain focused on our expense controls while we increase the revenues. Obviously, our financial statements for the first quarter had been made more complex due to the purchase accounting of the acquisition of STAAR Japan.

I would like to turn the call over to Deborah who will interpret those statements, and then I’ll come back before your questions to review our domestic IOL strategy. Deborah?

Deborah Andrews:

Thanks Barry. Good afternoon everyone. I’ll focus my comments this afternoon on some highlights to help you understand the progress we’ve made on a number of fronts. Total product sales for the first quarter were 17,960 compared with 14,917 reported for the first quarter of 2007, an increase of 20%. Sales from STAAR Japan represented 2.8 million. The impact of changes and currency on sales for the quarter was 1.1 million. Total U.S. sales for the first quarter were 4.5 million, down 11% compared with the 5.1 million in the same period last year. U.S. ICL sales were 1.1 million compared with 1 million in the first quarter of 2007.

Barry discussed the gross profit margin situation during his remarks. I’d like to reiterate that this climbing year-over-year gross margin was due to sales of acquired inventory of STAAR Japan, which was stepped up to fair value on the acquisition date and when sold, impacted cost of sales by approximately 1.5 million during the quarter. In an acquisition, the inventory held by the acquired operation is reported at fair market value, or estimated selling price at time at closing of the acquisition under GAAP, rather than the original cost.

In the STAAR Japan acquisition, the step-up in inventory value to market value was 50% of the inventory due to our previous 50% ownership of the joint venture. The 1.5 million step-up in inventory was a non-cash charge and the company does not anticipate any further charges of this nature going forward.

We’re beginning to see the effects of our cost-reduction program implemented over previous quarters. U.S. operating expenses decreased across the board during the first quarter of 2008 versus the first quarter of 2007. For example, our U.S. sales and marketing expenses were down about 14% as compared to the first quarter of 2007 and 23% as compared to the fourth quarter of 2007, even with the incremental expense of our direct ICL sales team added in the third quarter of last year.

R&D expenses during the quarter, while also below the previous year’s level were negatively impacted by costs associated with the clinical audit for the Visian Toric ICL. Although the company expects some additional clinical audit costs in the second quarter, they should be dramatically less then the first quarter level and lower going forward.

We expect to see a greater impact from our cost reduction efforts in the second quarter and beyond due to the incremental cost reductions set in place during the first quarter and other cost reductions factored in throughout 2008. Overall, we’re ahead of our plan to reduce costs and we feel as though we’re making strong progress and, as Barry mentioned, we believe that if the current trends hold, we will avoid the need to raise capital.

Other charges for the three months ended March 28, 2008 included a non-cash settlement loss for approximately 3.9 million associated with the company’s acquisition of STAAR Japan. Prior to the acquisition, Canon Marketing Japan Inc. had an exclusive right to distribute STAAR Japan’s products in Japan on terms that were deemed unfavorable to both STAAR Japan and STAAR when compared to the terms of a comparable at-market distribution arrangement. The 3.9 million loss represents the portion of the purchase price allocated under the accounting rule to the termination of the unfavorable pre-existing distribution arrangement.

At March 28, 2008, cash and cash equivalent were 10.5 million compared with 10.9 million as of December 28, 2007. We used 3.4 million in cash for operating activities during the first quarter, which includes 2.2 million used by STAAR Japan for operations and to repay Canon marketing for inventory that was transferred in the acquisition.

We used to 2.7 million in cash for operating activities during the first and fourth quarters of 2007.

During the first quarter, our cash position was positively impacted by 2.7 million in net cash acquired in connection with the acquisition of STAAR Japan. Transaction costs associated with the closing of STAAR Japan totaled approximately 1.1 million, and were as we planned. Approximately 50% of these costs have been paid and the remaining 50% will be paid in the second and third quarters.

I’d be happy to answer any questions you might have about our financial performance, but first I’d like to turn the call back over to Barry.

Barry Caldwell:

Thanks Deborah. I’d like to spend a few moments on reviewing our new strategic road map designed to return the U.S. IOL operations to profitability.

During the first quarter, our rate of cataracts sales decline in the U.S. did decrease but our objective is to reverse this declining trend. As we reported a few weeks ago, we did receive NTIOL designation for the Collamer® aspheric IOL from CMS, and we’ve started to see an increase in our average selling price during April. This approval for NTIOL reimbursement means that Medicare will provide an additional reimbursement of $50 per Collamer aspheric les when provided to a Medicare patient in an ambulatory surgical center. AFC’s perform more than one half of all cataract surgeries in the U.S. according to Market Scope, and the majority of STAAR’s current IOL business is in the AFC segment.

The NTIOL subset for reduced spherical aberrations, in which the STAAR Collamer aspheric IOL has been approved, will allow this enhanced reimbursement through February 26th, the year 2011.

We also submitted a new NTIOL application for our STAAR Collamer aspheric single-piece IOL, which can be injected to our new nanoPOINT™ delivery system which only requires a 2.2 millimeter incision. The next steps in our U.S. IOL strategy include pursuing additional NTIOL submissions as well as executing on clear regulator pathways for the Collamer Toric IOL and the preloaded silicone IOL offerings.

Successful execution of our strategy will rationalize our IOL product line offering to four products, all premium priced, and should enable us to generate profitability from this product line.

The next step will be to globalize our marketing efforts on these products, which will increase our production, allowing even lower cost of goods for these products.

In summary, we’re encouraged by our accomplishments to this point of the year. There is still much to be done and we have to remain focused on the fundamentals. However, we’ve dramatically cut costs, built Visian and ICL sales volume in the U.S., set in place a roadmap to return the U.S. IOL product line to profitability, and are generating the envisioned benefits we expected from STAAR Japan.

We’re carefully watching our spending and cash positions, and continue to believe we will not need to return to the market to raise additional capital to fund our current operations.

At this point in the call, I’d like to turn the call, operator, over to you to take any questions the audience may have.

Operator:

Thank you, sir. Ladies and gentlemen, if you do have a question, please press the star followed by the one on your pushbutton phone. If you would like to withdraw that question, please press the star followed by the two. And, if you’re using speaker equipment, please lift the handset before making your selection. One moment please for the first question.

The first question comes from the line of Joanne Wuensch with BMO Capital Markets. Please go ahead ma’am.

Joanne Wuensch:

Thank you for taking my question or questions. You’re 10 million or almost 11 million SG&A run rate in the first quarter, should we think of that—how should we think about that decreasing over the coming quarters as you implement your restructuring plan?

Barry Caldwell:

Assuming a run rate in Q1, how do we expect that going forward? Sorry Joanne, I’m just repeating it for Deborah.

Deborah Andrews:

Well, we expect the SG&A to decrease throughout the year as our cost reduction measures, you know, take effect throughout the rest of this year. We’re still looking for a decline in this area, excluding the effect of STAAR Japan, which I think that we disclosed the effects of STAAR Japan in the press release.

Joanne Wuensch:

Okay. And just, just trying to—I’m just kind to figure out how fast you can cut costs? How meaningfully and how fast?

Deborah Andrews:

Pretty significantly. We factored in pretty significant cost reductions into our operating plans. We’re on track with those cost reductions. You know, we haven’t really provided any forecasts.

Joanne Wuensch:

I mean, let me ask the question differently. Would you be surprised if your SG&A as a percentage of revenue was 45% by the end of the year, fourth quarter run rate exiting? Or, is that too optimistic?

Deborah Andrews:

It’s achievable, it’s possible.

Joanne Wuensch:

Okay. The other thing I wanted to ask you was, in terms of your Toric ICL, I know that’s a focus for you. Where are you in your FDA discussions?

Barry Caldwell:

Okay. Good question Joanne. This is Barry, I’ll take that. You know, as you know, we’re going through a process with a third party audit firm that reports directly to the FDA, and of course, as Deborah pointed out, those are fees for which we are paying. The third party audit group is a company called Promedica. They are currently in house, meaning here in Monrovia, and I believe that today should be the last day going through the audit of the data, and in the next few weeks, they’ll be completing the secondary data audit which includes going through our quality management system.

At the end of that time, they’ll be prepared—we’ll have to prepare I should say—a clinical section for resubmission using the new database, and we would expect that we would be able to complete that based upon current plans during the third quarter.

The auditors have told us, as I think we’ve confirmed on prior calls, that thus far their findings today have generally been related to not having followed good clinical practices, and it’s not expected to result in any material change in the study endpoints from a clinical perspective.

Joanne Wuensch:

Okay. Thank you very much. I’ll get back in queue.

Barry Caldwell:

Thank you.

Operator:

Thank you. Your next question comes from the line of John Hickman with MDB Capital. Please go ahead.

John Hickman:

Hi. Can you hear me?

Barry Caldwell:

Hi John. Yes.

John Hickman:

Hi. Going back over my notes from last quarter’s call in March, you guys stated that you thought you can take 5 to 6 million of operating expenses out during the year. Is that still valid?

Barry Caldwell:

Absolutely.

Deborah Andrews:

That’s still the target.

Barry Caldwell:

Yeah. As Deborah pointed out, we’re doing better than our plan to achieve that number. And also, you’ll recall from the first quarter discussion or during the first quarter that some of those plans were implemented during the first quarter, so you will not have seen a full quarter implementation of quite a bit of that cost cutting and we’ll start to see a full quarter in the second quarter.

John Hickman:

Okay. So, that forecast still holds?

Barry Caldwell:

Yes.

John Hickman:

Okay. Now, Deborah, if you could help me out. It appears that you had—I don’t quite understand this step-up. So, when you bought STAAR Japan, that inventory now got marked-to-market, so on an accounting basis, what you actually paid for it was meaningless right?

Deborah Andrews:

Right. Correct.

John Hickman:

So—but that doesn’t effect—I mean, that didn’t effect the real money that you made in selling that inventory? So, if I was [talk over]

Deborah Andrews:

No, no. I mean, the selling price is the selling price. We just didn’t realize any margin on those products that were sold in the first quarter, effectively.

John Hickman:

Yeah, but that’s, I mean, but that’s all accounting. That’s not reality right?

Deborah Andrews:

Yes. Exactly. Right. From an account standpoint, we still realize the sales.

John Hickman:

And, you still realize the margin on a cash basis?

Deborah Andrews:

Yes. Right. Correct.

John Hickman:

So, if I was going to look at this income statement from a cash point of view, I would have to back out the 1.5 million of inventory adjustment there?

Deborah Andrews:

Correct.

John Hickman:

And the—is it 3.9?— of cost associated with the acquisition accounting right?

Deborah Andrews:

If you were to do that, you could do that, yeah.

John Hickman:

So, but that, I mean, those are both non-cash charges okay?

Deborah Andrews:

That’s correct. Right.

Barry Caldwell:

Yeah, you’re correct.

John Hickman:

Okay. So, okay. That’s—and then—so, you knew these two charges were going to hit your line this quarter?

Deborah Andrews:

We knew that we would have purchase accounting charges, and we, you know, I did make mention of them in the fourth quarter call. We didn’t know exactly the extent of them or what they would be exactly. It was a very complex transaction, but yes, we did know they were going to happen.

John Hickman:

Okay, and then my last question Barry is I didn’t quite get what you meant by saying that your Visian sales would have been higher in the U.S. except for you didn’t take the bulk orders at the end of March.

Barry Caldwell:

Yeah. Good question John. Historically, the company towards the end of the quarter in the U.S. has taken orders in bulks. Meaning, there may be 30 to 50 ICLs in one order, and typically this comes from, you know, two or three different customers, and then there’s a little bit of a price break that’s given. This is an anticipation of patients that are moving forward. And, I think as we said in the last quarter call, our move is to get away from that type of repositioning of sales, if you would, and trying to clarify the exact usage of lenses.

So, you know, it’s obviously a temptation at the end of any quarter to take an extra 50 or 100 ICLs or more, but we’re really moving away from that. There are a few accounts we’re required to do that in. For example, with the military. They’ll typically buy in bulks of 40 or 50 at a time and that’s the only way in which they purchase, but our regular routine customers, we’re trying to create those sales based upon demand rather than the bulk before the demand.

John Hickman:

So, this gives you a better—I mean, you sacrifice the volume for a better price.

Barry Caldwell:

Well yeah. For a better price and I think it more truly reflects usage. You know, one of the things, if you looked at the ICL sales in the U.S. historically, there are three months in a quarter obviously, the first quarter is typically the lowest quarter—I’m sorry, the lowest month of the quarter. The second month is typically a little bit higher, and then you’ll see the peak for the quarter always comes in the third quarter. Never before have we seen in our history here with the ICL that the first quarter of a new quarter would actually exceed the third month of the prior quarter, and that’s what happened to us in April and that was part of what I said, alluding to, the increase and percentage in April. So, our April sales were actually higher than March which is very—has not been typical in the past.

John Hickman:

Okay. That’s it for me. Thanks.

Barry Caldwell:

Thank you John.

Operator:

Thank you. The next question comes from the line of Bill Nasgovitz with Heartland Funds. Please go ahead.

Barry Caldwell:

Hi Bill.

Bill Nasgovitz:

Hi there. Well, it’s great to see some top line growth. Could you—where was Japan a year ago? What’s the run rate in Japan?

Deborah Andrews:

Last year’s sales—well, their sales have been about $10 million let’s say. In the $10 million a year range. It was a little less than that I think last year.

Barry Caldwell:

A little less than that, but remember Bill, that was to a marketing group, whereas now in Japan, we’re going directly to the consumer basically. So, there will be a step-up if you were trying to do a comparison.

Bill Nasgovitz:

Okay. So apples-to-apples, what would it have been then? The 10 million was really?

Barry Caldwell:

Well, I think the number from last year if you look at our—I believe was about 8.1 million.

Deborah Andrews:

Mm hmm.

Barry Caldwell:

Japan did through distributors. So, maybe add another 20% or something like that, 20 to 25—whatever the distributor would take, the distributor’s margin.

Bill Nasgovitz:

Okay. So, you’re looking for 20% growth then in Japan this year?

Deborah Andrews:

Certainly over—and I think, our target is, you know, $12 million.

Barry Caldwell:

Right.

Deborah Andrews:

12 plus million dollars in Japan.

Barry Caldwell:

Yeah. So, you’re right. That 8.1 is probably somewhere between 10 and 10.5. Yeah.

Bill Nasgovitz:

So, you feel you’re on track there? I mean, that seems like a [talk over]

Deborah Andrews:

Yes, we’re definitely [talk over]

Bill Nasgovitz:

Yeah. We spent a lot of money and stock for it, so this is a big part of our future isn’t it?

Barry Caldwell:

Yeah. There are a lot of pieces to that acquisition Bill. As Deborah says, you know, our sales were 2.8 million in the first quarter. That’s right on our target for exceeding the 12 million mark, but there are other reasons that the Japan acquisition was important to us. Some of the intellectual property that we acquired, we’ve already found to be very helpful. We just recently won in Europe a battle over some patent rights against Hoya on the preloaded technology. So, we know this puts us in a much better position, from an intellectual property position, particularly on preloaded technology. It also unties our hands, Bill, in terms of moving forward in the future with any type of alliance or strategic relationship the company might want to develop.

Bill Nasgovitz:

Okay. And, can you just talk a little bit about Japan—Germany rather? What’s happening there? And, what’s the potential? What’s the game plan?

Barry Caldwell:

Yeah. I think, you know, in Germany, you know, it has historically been almost a pass-through. It’s a distribution arm, if you would, almost a pass-through, is what I started to say, because for the most part they haven’t sold STAAR products. So, one of the key focuses we have in Germany is to sell more STAAR products in Germany. We’re investing in a refractive sales team, an ICL sales team in Germany. We’re starting to see an increase in the ICL in Germany which will be very helpful, and we’re expecting that to really show significant progress the back half of this year.

Deborah Andrews:

Yeah. We actually hired our first refractive specialist in Germany last year, and that investment I think has really paid off. We’ve seen, you know, double digit growth ever since we made that investment. And, it was—we had significant increase in ICL sales in the first quarter. So, that seems to be looking pretty good.

I think the cataract market is a little soft right now, and they’ve had, you know, over the past years some difficulty in that market.

Barry Caldwell:

One of the things we’re working on in Germany Bill with the IOL product line is getting them an acrylic preloaded product, and we’re in the process of doing that. As you may know, we do some venture work with Nidek on a preloadeded acrylic lens, and that should also help the softness of the cataract line, because they previously just had the preloaded silicone product to sell.

Bill Nasgovitz:

Mm hmm. So, how many sales people or techs do you plan on adding then in Germany this year?

Barry Caldwell:

I don’t remember the number Bill off the top of my head. Yeah, I’m not sure. I can get back to you.

Bill Nasgovitz:

Okay. Thank you.

Barry Caldwell:

Thank you Bill.

Operator:

Thank you sir. The next question comes from the line of Raymond Myers with Emerging Growth Equities. Please go ahead.

Raymond Myers:

Thank you and good afternoon.

Barry Caldwell:

Hi Raymond.

Deborah Andrews:

Hello.

Raymond Myers:

Hi. I was hoping you might update us on the direct sales force in the United States. How many reps are there now? And, qualitatively how is that strategy working? And, maybe if you can quantitate any metrics around that?

Barry Caldwell:

Okay. Yeah, I think, you know Raymond, during the first quarter, the sales organization was basically intact as we described on the last call, and that was a total of 15 employees. It’s a mixture of refractive sales managers, application specialists and practice development managers.

One of the structural changes that’s been made in the last several months has been that the refractive sales manager actually has two legs to his team that report directly to him, and that would be the application specialist. The application specialist focuses on proctoring on clinical things, helping the practice either get started or helping the practice move up as they ramp up their volume. The other leg is practice—the practice development manager, who works on helping the practice develop their marketing, developing their in-office actions in terms of how they handle patients and move them through the process.

So, the regional manager works with those other two legs to develop a regional strategy that’s based upon really focusing on key positions. This is a change from our prior strategy of trying to really focus on the number of physicians we train, where we’re calling it “find the 40.” That’s the strategy they’re employing. Is finding the 40 key surgeons in the U.S. that they all have the right profile and the profile means that they have a pretty good refractive practice now. They probably need to own their ASC, so they have easy access to do the Visian ICL procedure, or help them plan to develop an in-roffice suite so they can do the procedure in their office, and that they have a commitment and they’ve showed a real commitment to put the ICL as a key component of the refractive strategy.

If they commit to that, then our strategy is to just go promote the heck out of them, support the heck out of them and all of those clinical practice developments and sales efforts that may be required within the practice. We’re making good progress on that. It’s a mind shift for our sales team. Chris, you get a call and you want to go do—you know, you want to talk to each individual and support each individual, but we only have 15 people, so the focus is to just find the 40.

Raymond Myers:

And, how have you—what kind of traction have you had in finding the 40? How many of those advocates have you identified so far?

Barry Caldwell:

We—you used the right word Raymond, advocates. We group our users into some buckets that we call “nichers,” users and advocates. We finished the year with 18 advocates. We added seven advocates during the first quarter. In April, we added two more, so we’re up to 27 advocates right now.

Raymond Myers:

That’s remarkable growth. Are those advocates you added—how many so far this year? Nine?

Barry Caldwell:

Yeah, you’re right. Seven first quarter and two in April.

Raymond Myers:

So, you increased your number of advocates by 50% in the first four months of this year?

Barry Caldwell:

That’s correct. One of the other things you may have noticed that we’ve done is we’ve changed our website. Historically, if you had gone to the www.visianinfo.com and looked for a surgeon in your area, they would have been alphabetically listed. They are now listed based upon their volume.

Raymond Myers:

Well, this all sounds like good traction, very good segmentation and identification of your target market. My second question—the second of the first two questions I asked was about, qualitatively, how is the direct sales force performing? This is a good metric. Can you add anything else?

Barry Caldwell:

Well, we do know that this group that’s gone from 18 to 27 are growing at a faster rate. And, we do see very visible signs. When a surgeon moves into this advocate rate and really adapts the ICL into their practice, they can have dramatic growth. And, I use an example in Phoenix. Our leading physician in the Phoenix area—and he presented at our ICL users meeting, pre-ASCRS. Last year in 2007, he was averaging probably around 10 to 15 ICLs a month, and he incorporated the changes in his practice necessary to really make the ICL a key part of his refractive offering. And, his volume in January was 40 ICLs. In February he went on a mission trip, he was gone for two weeks out of February, so he only did 15 ICLs in February, and in March he was back to 42. So, we can see in a practice how someone who really starts to race the technology can just take off.

Raymond Myers:

It all sounds very encouraging. Thanks again.

Barry Caldwell:

Thank you Raymond.

Operator:

Thank you. The next question comes from the line of Larry Haimovitch with HMTC. Please go ahead.

Barry Caldwell:

Hello Larry.

Larry Haimovitch:

Good afternoon. Man, it’s a bummer being so late in the call. All the great questions have been asked.

Barry Caldwell:

Yeah, I’m sure you’ll have a great question.

Larry Haimovitch:

Well, actually I don’t know. Deborah, on the inventory issue in Japan, that was a new one for me. I hadn’t heard that you had to mark-to-market, but nonetheless, are we through all of the inventory now? And, will the accounting go back to the more normal in the last in, first out et cetera?

Deborah Andrews:

Yes. There are normal margins going forward.

Larry Haimovitch:

Okay. So, basically you chewed through that in the first quarter and that’s done now?

Deborah Andrews:

Right.

Larry Haimovitch:

Okay. Barry, overall qualitatively, never minding the quantitative numbers that were asked earlier, are you pleased with what you’ve seen so far in Japan?

Barry Caldwell:

Yes. You know, obviously anytime you make an acquisition, you’re going to have surprises and you’re going to have challenges you didn’t expect. But, as I said in the text, this is David’s number one objective. David has been close to this market for many, many years and he’s working very closely with that organization as is Deborah, to make sure that we don’t miss a beat. We were very pleased with the first quarter results and we’re pleased with where they’re tracking thus far in the second quarter.

Larry Haimovitch:

Okay. You know, when you look at the U.S., the performance was a little bit better certainly, especially on the Visian side which had pretty good growth. When you view your issues there Barry, how much are issues that are internal to STAAR, and by that I mean distribution issues, sales issues etcetera versus external issues that those competitive inroads into some of the areas that you were stronger at in the years passed?

Barry Caldwell:

You know, clearly we’re still working through some of the issues in our U.S. distribution group, and those involve not only what I mentioned earlier in regard to really helping the refractive team understand their mission and what they need to do in order to accomplish that. And, I do—there are calls held every other week with the refractive team in the U.S. and I sit in on those calls. I can hear the progress they’re making and understanding what they’re doing, and I can hear by the activities they are doing that that progress translates to what they should be doing in the field. But, it’s a process in terms of getting there. It’s a change in their mindset.

Secondly, with our independent group, I think they’re starting to understand more what role they play with the ICL, and understand how they can be compensated for their efforts. We did roll out a new compensation plan for them, so that if they’re really a player in the ICL market within their distribution area, they can make very nice commissions on the product.

Larry Haimovitch:

Great. And then, one final question. If you—if the quarter was an absolute blow-out, amazing, unbelievable quarter, we scored a ten. If it was a disaster and things were horrible, we’d say it was a one. In your mind qualitatively, how do you feel about the quarter Barry?

Barry Caldwell:

I think about a six.

Larry Haimovitch:

Six. But, you’re hard to please aren’t you?

Barry Caldwell:

I am, but you know, we’re making progress but we’ve got to be cautious. We’ve still got a long way to go. This is just one quarter or four months behind us. I can tell you that the momentum is moving in our direction, not just in the market but amongst our employees. Our employees are starting—you know, you get a few wins and you start to develop a little different attitude, and we’re seeing that around here, we’re seeing it in the field, but we’ve still got a lot of progress to make.

Larry Haimovitch:

Yeah. Good. I just want to ask one more quick question and I’ll jump off, sorry. And, that was—you made an interesting comment earlier, you know, we heard about the LASIK panel obviously, it wasn’t very pretty in some respects. To what extent is that going to really help you with the ICL? I mean, clearly the consumer economy is miserable now and the fact that you were even up 10% is a terrific performance in that environment. Do you look at that as a nice opportunity, that LASIK kind of took it on the chin a little bit and this should help the ICL?

Barry Caldwell:

Well, there’s several dynamics as I mentioned in our favor. It’s really hard to gauge how much each dynamic is impacting the positive trends that we’re seeing, but we clearly know that this is one of the positive dynamics for us. The number of calls from physicians, the number of increased hits on our website, April was just a dramatic month for us and we’ve seen, obviously increased interest. It comes from all these different sources. But, this is a part of it. I mean, the Phoenix—the piece that Dr. Rob Rivera did in Phoenix on the news channel there, he had a patient who actually was a LASIK candidate and this patient chose the ICL over the LASIK, and that’s the kind of examples we need to show to the marketplace, rather than trying to segment this product only for the very, very high myopic patients and those with only thin corneas. You know, the Collamer material is an excellent material and ophthalmologists have been inserting lenses into the eye—into eyes for year and years, and this is an excellent procedure that doesn’t take anything away from the cornea and positions the patient for future refractive procedures or cataract procedures in the future without any changes in their current corneal structure.

Larry Haimovitch:

Great. Thanks. Congrats on the progress Barry.

Barry Caldwell:

Thank you Larry.

Operator:

Thank you. The next question comes from the line of Rick Dauteuil with Columbia Management. Please go ahead.

Rick Dauteuil:

Yeah. I’m not sure if this one’s been asked, but related to your new strategic roadmap on the IOL product line, the focus is—or you’ve reference rationalizing the product line and focusing on the premium price. What happens to the commodity products? Are they taken out of the product line? Are they still being offered but not focused on? And then, what’s the independent reps’ reaction to whatever that decision is?

Barry Caldwell:

Okay. Good questions Rick. You know, the IOL line for STAAR, as you know, the last couple of years has been a real challenge. And, we’ve made some progress, but I think, and this roadmap has been presented to all of our independent sales reps. It’s been presented to our Board, so I think everybody is on board with the direction in which we’re headed. And, it will be to move away from those products. You know, if you look at STAAR historically, I hate to say this but in many ways we’ve been a bottom feeder provider in the IOL markets. We’ve sold some silicone and lenses at very, very low prices that we’re moving away from that. We’re walking away from prior deals at very, very low prices. And, we’re going to move away from the current silicone offering that we have, and in 2009, at some point in 2009, I hope the only silicone we offer is in a preloaded version. Same thing with the Toric product. I would hope in 2009, the only Toric product we offer is of the Collamer version. So, the idea is to rationalize this thing down to four products, increase our volume, sell it at a price we make money and turn this product line around.

Rick Dauteuil:

Does that mean, obviously most of what you do today is non-premium products since really all of these things are on the come except for the one you just got approval for right?

Barry Caldwell:

Well, the other exception Rick would be the current silicone Toric IOL, which we’ve worked with the FDA on what our pathway will be to convert the Toric approval for silicone to a Collamer, which we think will be a much better product in the market. And then, you’re right, the second one is the new NTIOL status that we have on the Collamer three piece lens. We have put in submission for NTIOL on our single-piece Collamer lens, and then the last edition would be a preloaded silicone aspheric lens with NTIOL.

Rick Dauteuil:

Okay. Kind of going back to the independent reps, they don’t need to carry the—if they’re representing you, they don’t need to carry a commodity silicone type product that’s not priced at a premium? They can just have the premium products?

Barry Caldwell:

Well, you know what’s happened and we’ve all seen—maybe not a lot of us would have guessed what’s happened in the U.S. market and how much of it has turned towards premium or NTIOL reimbursement. Our sales force is excited about getting lenses that they can go back and sell on features and benefits and get a better price for than just selling on price. So, we want to get out of this market of just selling on price.

Rick Dauteuil:

Okay. The second question I have relates to the charges and all the noise in the quarter. What can we expect in Q2? I understand the inventory mark-to-market isn’t a factor in Q2 and some of the Canon-related stuff isn’t a factor in Q2, but three months from now, what will we be seeing that relates to charges that are identified today?

Barry Caldwell:

Well, there shouldn’t be any more acquisition related charges. We still have maybe a half a million of cash required to pay for some of the transactional fees. That was about a million of which we paid one half, but I think in general Rick, what you should see is you should see our gross margin improving, and I mean improving upon what it would have been if you took out the stepped-up inventory, not from a 43% level but from a 50% plus level, you should see that improving, you should see our expenses to continue to decline and you should see our revenues increase.

Rick Dauteuil:

Will there be any restructuring charges in Q2 related to the expense reduction effort?

Barry Caldwell:

No.

Deborah Andrews:

No.

Rick Dauteuil:

Okay. So, you know, sitting here today, Q2 ought to be a clean quarter?

Deborah Andrews:

Right. We should start seeing what we think is a more normalized quarter in Q2. We don’t expect any unusual charges.

Rick Dauteuil:

Okay. That’s all I have, thanks.

Barry Caldwell:

Thank you.

Operator:

Thank you. The next question comes from the line of Tyson Halsey with Halsey Advisory and Management. Please go ahead.

Tyson Halsey:

Can you hear me?

Barry Caldwell:

Hi Tyson.

Tyson Halsey:

Hey Barry, how are you?

Barry Caldwell:

Good, how are you doing?

Tyson Halsey:

Good. I have to say, after the last couple of years, FDA problems and earnings, I kind of stopped trying to track the ICL momentum, but it really appears as if there is a significant uptake, and I’m sure I’m not the only person who would really like to see whether we’re modeling a hockey stick in acceleration and a great potential at hand. And with that in mind, can you tell us how many ICLs were sold in the quarter? And, where the ICLs per doctor stand?

Barry Caldwell:

I didn’t understand the second part to Tyson.

Tyson Halsey:

In other words, how many ICLs is a doctor selling, let’s say on a per week or per month basis.

Barry Caldwell:

Okay. Okay. The first part, we don’t report the units that we sell. You know, you can do some pretty easy math using an average selling price to determine, you know, how many units we sold. When I spoke earlier about the advocate group, which has grown from 18 at the end of the year to the end of April now 27 physicians. Those physicians as a group average over 100 ICLs per year.

Tyson Halsey:

Okay. That’s very helpful. What opportunities do you envision with the Collamer? I mean, there are people out there who really think this is a tremendous material with great opportunity. Can you tell us what you see there?

Barry Caldwell:

Yeah. We all agree with what you said Tyson. I think one of the things that we really have to work on is delivering that same message to the marketplace and getting it across effectively. I think one of the things that has hurt us in the past has been delivery systems. That’s been topics on these calls, I’m sure many times. I think if you were to ask any of our independent reps, thus far they’re very pleased with the new nanoPOINT injector system through the 2.2 mm incision, but of course, that’s for the single piece Collamer, and that’s the product that we just submitted a few weeks ago for NTIOL submission on. So, if we are able to get NTIOL approval on that product, that’s the one that we should really have some fun with in the marketplace, and I think really help promote the overall benefit that the Collamer material has to offer.

Secondly, we’re working on a new delivery device for the three-piece Collamer which already has NTIOL. So, even though we’ve seen very good increases in our three-piece Collamer lens with NTIOL, we’re expecting to see more increases once we get a better injector system. We’re expecting to have that late second quarter, early third quarter for the marketing team.

I would say also, Tyson that there were a few buzzes that I picked up at ASCRS. One was around to the ICL, the second was around the Collamer material. We had several physicians come to us and talk to us about the kind of intrinsic accommodating property that the Collamer material has. So, we’re currently in discussions with several physicians on how to work with that material and how to look at those accommodated properties and package that into a product in a short period of time that we might be able to take to the market.

Tyson Halsey:

It’s always a little sensitive but I’m going to throw it out there anyway. And, could you compare and contrast what you might be doing differently with your predecessor, David Bailey, domestically? And, I’m going to break it down to make it easy, in terms of FDA, new products, customer contact and maybe contact with the sales force?

Barry Caldwell:

Well, I would only say this. You know, first of all, there were a lot of good things in place when I came here, and that’s one of the things I found. And, just getting everybody together, working with the same message, with the same objective, you know, certainly helps to make a lot of difference. But, we had a lot of good things in motion here when I got here. But, you know, I’m the U.S. guy, and you know, that’s what I know best. I also started as a sales guy. So, I mean, I like the sales organization. I can understand them and I’ve spent quite a bit of time with the sales organization. When the distribution issues have been real that we faced here, and I enjoy that. So, while Dave stays focused on the international market, I’m taking the time to really invest in the U.S. market, both understanding it and helping to move it along.

Tyson Halsey:

And, here’s another question. Could you explain to me how you’re increasing sales? As I know, I was worried and I think other institutional investors were also worried given the departure of, I guess it was three RMR’s. How it is that you are picking up sales? Where is it that you’re seeing the strength that in spite of their departure, you’re seeing some momentum, which I congratulate you on?

Barry Caldwell:

Well, you know, I think a couple of things Tyson. You know, with the independent reps, we went to a model whereby there is a STAAR employee who manages them and that’s different than what it was in the past. Even though we had some very good RMR’s that represented this company, there’s no doubt about that, and they did a very good job in the sales field. And, we suffered in ’07 because of their losses, and we’re working now to regain that momentum, and you regain that by building relationships with them, helping them. You know, these guys want to sell products. That’s how they make money at the end of the day. So, if we’re able to get injector systems to them, if we’re able to get new products to them, if we’re able to get NTIOL approvals to them, that just gives them the opportunity to make more money. And, if they’re able to make more money, then I think they’ll go out and fulfill the objectives that the company wants them to within their area.

Tyson Halsey:

Last short question. What are you—how are you running with this new split sales force that was put in by David Bailey? I think some people questioned whether that made sense. I mean, what’s your read on it at this juncture? Do you like it? Are there good elements? Are there things that—well, are there good elements to it?

Barry Caldwell:

Well, I think, you know, if we all were to start on a clean piece of paper today, we’d probably all design the sales organization differently. But, it is what is and that’s what we’re working with. But, what I am pleased is that I am seeing progress, you know, every week in terms of what the direct refractive team, how their actions are in line with the strategy and what we want to accomplish, and I’m also seeing week by week the independent reps understanding more where we’re trying to take the product line and what their role is in the ICL product, and I think we’ll just continue to see progress as we move along. But, that takes a lot of communication, a lot of effort. We’re now holding every other week calls with the independent reps too. And, you know, they’re our eyes and ears out there in the field, and it’s important for us to communicate and listen to them, and that’s we’re trying to do.

Tyson Halsey:

Thank you sir.

Barry Caldwell:

Thank you.

Operator:

The next question comes—is a follow up question from Bill Nasgovitch with Heartland Funds. Please go ahead.

Bill Nasgovitch:

Yes. Realizing that. Barry, you’re the new guy on the block here, but just looking through the proxy. I find it amazing that two guys listed don’t own any stock. They’ve got options on 100,000 shares, Mr. Duffy in particular, and others, and I’m just wondering when we might see insiders and directors, officers have to buy stock to align interest with public shareholders? What’s your view of that?

Barry Caldwell:

Good question. I think one of the things Bill that we’ve suffered from in the past here is that we haven’t had any periods in which insiders could buy, and I can tell you that many insiders have come to me and said, when do I have a window? When can I start to buy? And, I think we have a window that hopefully is going to come up in the next few days here. But, we haven’t had an identifiable window where insiders could purchase. So, hopefully in the future we’ll see an increase in that.

Bill Nasgovitch:

Well, that would be great. The sooner the better. And, perhaps some guidelines that directors can take compensation in stock too, right?

Barry Caldwell:

Yeah Bill, we’ve developed and our Board now has the option to do that. We publicly disclosed it. I know, our Chairman Don Bailey, he currently takes his compensation in the form of stock, and others are considering that. As you also may know, both Dave and I are taking part of our compensation in stock.

Bill Nasgovitch:

That’s good to hear. So, it would be great if the chair of the audit committee, Mr. Duffy owned a bunch of stock versus just options. And, the head of compensation is David Morrison?

Barry Caldwell:

That’s correct.

Bill Nasgovitch:

And, where does he reside?

Barry Caldwell:

In England.

Bill Nasgovitch:

Is that a good place for the head of comp to be domiciled? For efficiency and cost, we’re a company that’s hanging on here, right? Travel must be a fairly big budget. I hope he doesn’t travel first-class.

Barry Caldwell:

No, it is not—it certainly hasn’t been a problem in the past. David has been available and I think, if you look at his attendance record, it’s been very, very good. David manages his expenses very well. But I may add this, you know, the profile of the company has changed considerably. We’re now 75% of our revenues are from the international market, so it’s clearly important for us to make sure that we have Board members that understand the international market and understand where we’re going.

Bill Nasgovitch:

Mm hmm. Well, that’s a good point. But, maybe he shouldn’t be chair of the compensation committee. I don’t know.

Barry Caldwell:

David does get to the U.S. quite a bit. He does have other business interests that get him here, but I can say this, as Chairman of the comp committee, I have not had any issues in communicating with him any way, and in any form whatsoever. He usually comes over like he is next week. We’re going to spend an afternoon together on Wednesday before our Board meeting and annual shareholders meeting on Thursday.

Bill Nasgovitch:

Well, perhaps—and I don’t mean to put you on the spot, but perhaps it’s better with Don, but I’m glad that you’ve made some—STAAR has made some move here to align officers and directors comp with public shareholders, and I think there’s a lot more to do, and the sooner the better. I think it would only benefit all shareholders.

Barry Caldwell:

I think also Bill, I should note—and a lot of these things are very easy to pass by and we don’t notice them—but in our proxy statement for next week’s shareholders meeting, there was a change made in the compensation philosophy of the company. And the number one driver behind compensation for our employees now is our results. It’s results driven. And, that is unlike what it had been prior.

Bill Nasgovitch:

Okay.

Barry Caldwell:

Thank you.

Operator:

Thank you sir. The next question is from the line of John Hickman, with MDB capital. Please go ahead.

John Hickman:

Hi, my question was answered thanks.

Barry Caldwell:

Thanks John.

Operator:

Thank you. Again, ladies and gentlemen, if you would like to ask a question, please press the star followed by the one at this time.

The next question is from the line of Tyson Halsey with Halsey Advisor and Management. Please go ahead.

Tyson Halsey:

Barry, you were just about to answer my easy question, but Bill Nasgovitch asked some excellent questions, as usual. It seems as if things seem to be going rather well, and from the last quarter’s conference call, it sounded as if the breakeven would be when the revenues got up to about 72 million, which seemed predictable in the fourth quarter. Do you think that you can hit a break-even in the third quarter?

Barry Caldwell:

You know Tyson, I appreciate your comments. And, I agree, we have made progress but I still will caution we, you know, we’ve got a lot to do and there’s a lot on our plate, a lot of challenges. I think we’re up to it but we’ve got to stay focused in order to accomplish those things. And, I wouldn’t want to project anything.

Tyson Halsey:

I’m not asking you to project but it seems as if that—I said could and it sounds like that’s more possible given your momentum.

Barry Caldwell:

Well, let’s both hope we get there.

Deborah Andrews:

Yeah Tyson, that’s not likely. Our break-even scenarios were based on—didn’t include STAAR Japan, so those numbers would be different, because we’ve added a lot of incremental costs associated with STAAR Japan.

Barry Caldwell:

We’ll stay focused on the ball.

Tyson Halsey:

Okay. I just recall the revenue side being 12 million on top of the 60 previously, and you said 72 million in revenues would be a breakeven. Maybe I misunderstood that. So, you’re saying there are expenses associated with STAAR Japan that are still going to be rolling forward?

Deborah Andrews:

No, it’s not costs of the acquisition, but just their expenses, their SG&A.

Tyson Halsey:

Okay. All right, I may have misunderstood. I’m sorry.

Barry Caldwell:

We’ll keep working it.

Operator:

Thank you sir.

Barry Caldwell:

Thank you.

Operator:

At this time, there are no further questions. I’d like to turn it back over to management.

Doug Sherk:

Operator, I believe there is another question from Rick Dauteuil.

Operator:

He left the queue.

Speaker:

Okay, thank you.

Barry Caldwell:

Okay good. Thank you operator, and I want to thank all of you for being on our call. I want to remind you that our annual shareholders meeting is next Thursday at 10:00 a.m. here in Monrovia, at our headquarters, and we certainly invite any shareholders that have interest to attend the meeting. We look forward to seeing you.

If you have any questions that we’ve not completely answered or any additional questions, please feel free to give Deborah or I a call in the future, and we look forward to talking to you about our second quarter results in about three months. Thank you very much.

Operator:

Thank you, sir. Ladies and gentlemen, this does conclude the STAAR Surgical First Quarter 2008 Earnings Release Conference Call. You may now disconnect. Thank you for using The Teleconferencing Center.

END